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                                                                      EXHIBIT 99




                                  NEWS RELEASE

                                     CONTACT: Juris Pagrabs
                                              Vice President, Investor Relations
                                              Venator Group, Inc.
                                              (212) 720-4626


                HILPERT ELECTED CHAIRMAN AND CEO OF VENATOR GROUP

       SERRA NAMED PRESIDENT AND CHIEF OPERATING OFFICER - ADDED TO BOARD

              SCHWARTZ NOMINATED TO VENATOR BOARD; FARAH STEPS DOWN

NEW YORK, New York, April 12, 2000 - Venator Group, Inc. (NYSE: Z), consistent with its planned transition at its top management levels, today announced that its Board of Directors has elected Dale W. Hilpert as Chairman of the Board and Chief Executive Officer. Mr. Hilpert, previously President and Chief Executive Officer, succeeds Roger N. Farah, who has resigned as Chairman and as a member of the Board.

The Company also announced that Matthew D. Serra has been named President and Chief Operating Officer and has been elected to the Company's Board. Mr. Serra was previously the Chief Operating Officer of the Company. In addition, the Board of Directors has nominated David Y. Schwartz, a retired partner of Arthur Andersen LLP, to stand for election to the Board of Directors at the 2000 Annual Meeting. The Company's Board now comprises 11 directors, nine of whom are from outside the Company.

"On behalf of the entire Board of Directors, I would like to thank Roger for the job that he has done in reshaping Venator Group," said Mr. Hilpert. "His leadership and dedication played a critical role in transforming a group of disparate businesses into a highly focused athletic organization competitively positioned to improve our profitability and extend our global reach as the world's leading retailer of athletic apparel and footwear. We greatly appreciate Roger's commitment on the Company's behalf to a very difficult task and wish him well in his future endeavors."

"I am also pleased to welcome Matt Serra to our Board of Directors," continued Mr. Hilpert. "Matt, in his new role as President of the Company, will be directly responsible for our athletic retail business, and we look forward to his retail and merchandising experience being available to us as a member of our Board. We are also fortunate to have standing for election to the Board someone of David Schwartz's caliber, whose financial and retail expertise will be of particular value to the Board as we move into the future."


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Mr. Hilpert, age 57, has been the President and Chief Executive Officer since
August 1999 and a Board member of Venator Group since April 1995. He served as Chief Operating Officer of the Company from May 1995 until August 1999. Prior to joining Venator Group, he served for 10 years as the Chairman and Chief Executive Officer of the Payless Shoe Source division of The May Department Stores Company.

Mr. Serra, age 55, has been the Chief Operating Officer of Venator Group since February 2000 and President and Chief Executive Officer of Foot Locker Worldwide since 1998. Prior to joining Venator Group in 1998, he served as Chairman and Chief Executive Officer of Sterns, a division of Federated Department Stores, Inc., from 1993 to 1998.

Mr. Farah, age 47, served as Chief Executive Officer from 1994 to August 1999 and as Chairman of the Board from 1994 until today. Prior to joining Venator Group, he was the President and Chief Operating Officer of R. H. Macy & Co., Inc. Mr. Farah is a director of Liz Claiborne, Inc.

Mr. Schwartz, age 59, has been a business advisor and an independent consultant to various companies, principally in the retail and direct marketing industries, since 1997. Prior to that he was a partner at Arthur Andersen LLP since 1972, having served clients such as The May Department Stores Company, Walgreen Co., The Limited, Montgomery Ward & Co., and Zale Corporation. Mr. Schwartz is also a director of Walgreen Co.

Venator Group is a diversified global retailer that operates over 4,000 retail stores in 15 countries in North America, Europe and Australia. Through its athletic group of specialty retail stores, including Foot Locker, Lady Foot Locker, Kids Foot Locker and Champs Sports, as well as its Internet/direct marketer Footlocker.com/Eastbay, the Company is the leading provider of athletic footwear and apparel. Other specialty retail chains include the Northern Group of apparel stores.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements, which reflect management's current views of future events and financial performance. These forward-looking statements are based on many assumptions and factors including the effects of currency fluctuations, consumer preferences, economic conditions world-wide and other factors detailed in the Company's filings with the Securities and Exchange Commission. Any changes in such assumptions or factors could produce significantly different results.

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